Exhibit 99.1
ORIGEN FINANCIAL ANNOUNCES COMPLETION OF THE SALE OF SERVICING PLATFORM ASSETS TO GREEN TREE
For Immediate Release
SOUTHFIELD, MI —July 2, 2008 — Origen Financial, Inc. (Nasdaq: ORGN) today announced it has completed the previously announced sale of its servicing platform assets to Green Tree Servicing LLC, a leading servicer of manufactured housing loans, other residential and consumer loans. As part of the sale transaction, Green Tree assumed the lease for Origen’s Fort Worth, Texas servicing facility.
Origen used proceeds from the sale to retire a $15 million loan secured by the servicing assets, to partially repay a $46 million secured loan facility entered into in April 2008 and for working capital.
The sale was approved by Origen’s stockholders at its annual meeting on June 25, 2008, as one component of an Asset Disposition and Management Plan. Other components of this plan include the active management of Origen’s securitized loan portfolios and other remaining assets and the continued rationalizing of operating costs as necessary and appropriate to efficiently and effectively continue operations and preserve stockholder value.
About Green Tree Servicing LLC
Green Tree, a privately held financial services organization headquartered in St. Paul, Minnesota, services the nation’s largest portfolio of secured manufactured housing consumer loans and installment contracts, and is a leading servicer of residential mortgage loans and other consumer loan products. Green Tree operates service centers in Tempe, Arizona and Rapid City, South Dakota as well as 30 regional offices located throughout the United States. Upon completion of this transaction, combined with other recent acquisitions, Green Tree’s loan servicing portfolio will grow to over $22 billion.
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Origen is based in Southfield, Michigan. For more information about Origen, please visit http://www.origenfinancial.com.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission (the “SEC”). In addition, as reported in this release, Origen has sold a substantial portion of its assets, which injects considerable uncertainty beyond risks associated with a continuing business enterprise. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.